Exhibit 99.1

Motorola Reports Second-Quarter 2004 Financial Results

•	Second-quarter 2004 sales of $8.7 billion, up 41 percent compared to second-quarter 2003 sales of $6.2 billion.

•	Second-quarter 2004 GAAP pre-tax earnings of $800 million, up 614 percent compared to second-quarter 2003 GAAP pre-tax earnings of $112 million.

•	Second-quarter 2004 GAAP loss of $203 million, or ($.09) per share[1], compared to second-quarter 2003 GAAP earnings of $119 million, or $.05 per share. Second-quarter 2004 GAAP results include: (1) a non-cash tax expense of $898 million, or ($.38) per share, related to the establishment of a deferred tax asset valuation reserve associated with the initial public offering of Freescale Semiconductor, Inc., an entity comprised of the company’s semiconductor operations, (2) a tax benefit of $197 million, or $.08 per share, resulting from the reversal of tax reserves due to the settlement of certain tax audit items, and (3) other items described in this release.

•	Second-quarter 2004 positive operating cash flow of $994 million, allowing the company to complete the quarter with net cash of $1.8 billion, compared to net debt of $41 million at the end of 2003.[2]

SCHAUMBURG, Ill. – 20 July 2004 – Motorola, Inc. (NYSE: MOT) today reported sales of $8.7 billion in the second quarter of 2004. This is a 41 percent increase from sales of $6.2 billion in the second quarter of 2003.

Motorola reported pre-tax earnings of $800 million, presented in accordance with generally accepted accounting principles (GAAP), up 614 percent compared to second quarter 2003 pre-tax earnings of $112 million. Motorola reported a GAAP net loss of $203 million, or ($.09) per share, in the second quarter of 2004 as second-quarter 2004 results include: (1) a non-cash tax expense of $898 million, or ($.38) per share, related to the establishment of a deferred tax asset valuation reserve associated with the initial public offering of Freescale Semiconductor, Inc., (2) a tax benefit of $197 million, or $.08 per share, resulting from the reversal of tax reserves due to the settlement of certain tax audit items, (3) income of $22 million pre-tax resulting from the reversal of reserves relating to exit and severance costs, income of $21 million pre-tax resulting from the reversal of loan reserves relating to uncollected receivables, and income of $20 million pre-tax resulting from the reversal of reserves relating to the previous sale of a business, totaling $63 million pre-tax, or $.02 cents per share, (4) expense of $41

[1]	All per share amounts in this release are expressed on an after-tax basis.
[2]	A definition of net cash/debt is provided at the end of this release.

million pre-tax, or ($.02) per share, for separation costs relating to the company’s semiconductor operations, (5) income of $20 million pre-tax, or $.01 per share, relating to the partial recovery of a previously impaired investment, and (6) expense of $15 million pre-tax, or ($.01) per share, relating to in-process research and development costs from an acquisition.

Motorola reported GAAP net earnings of $119 million, or $.05 per share, in the second quarter of 2003. As reported in Motorola’s second-quarter 2003 earnings release, second-quarter 2003 earnings included income of $100 million after-tax, or $.04 per share, relating to special items.

Motorola Chairman and Chief Executive Officer Ed Zander said, “We are very happy to report that the strong sales and pre-tax earnings growth with which we started 2004 has continued in the second quarter. Our improving product portfolio has begun to generate higher gross margins. Market share improvement continued in a number of areas, and we brought many new products to market. Our earnings would also have reflected very strong growth except for the requirement, which we previously discussed in our first quarter earnings release, that in accordance with GAAP, a non-cash charge was taken to establish a deferred tax asset valuation reserve stemming from the initial public offering of stock in our semiconductor segment, now known as Freescale Semiconductor, Inc.

“Our balance sheet performance continues to be excellent,” added Zander. “We generated positive operating cash flow of $994 million in the second quarter, the 14th consecutive quarter of positive operating cash flow. Motorola ended the quarter with a net cash position of $1.8 billion. I believe we are continuing to make steady progress in boosting our financial performance and creating value for our stockholders. I also believe these results reflect increasing momentum for our evolving vision of seamless mobility. Our growing portfolio of products, seamlessly connected, will bring voice, media and data-rich services to people wherever they are: at home, at work, in the auto or out in the world.”

Operating Results Improve

Personal Communications Segment sales were $3.9 billion, up 67 percent compared with the year-ago quarter. Operating earnings were $394 million, compared with operating earnings of $91 million in the year-ago quarter. The increases in sales and operating earnings were due to the success of new products. The segment shipped 24.1 million handsets, up 52 percent from the year-ago quarter, and improved its global market share compared to the year-ago quarter, particularly in Latin America and Europe. The segment began shipping 17 new handsets, with 15 featuring color displays and seven featuring integrated cameras.

Semiconductor Products Segment sales were $1.5 billion, up 31 percent compared with the year-ago quarter. The increase in sales is primarily attributed to the segment’s wireless and networking markets. Operating earnings were $55 million, compared with an operating loss of $125 million in the year-ago quarter. On July 16, 2004, in connection with the initial public offering of a minority interest of approximately 30% of Freescale Semiconductor, Inc., shares of Freescale began trading on the New York Stock Exchange as a separate public company under the ticker symbol FSL. It is Motorola’s current intent to distribute the remaining shares of Freescale to Motorola stockholders before the end of 2004. Subsequent to such a distribution, the related operating results of Freescale, including the charge relating to the previously-described valuation allowance for deferred tax assets, would be reflected as discontinued operations for all periods presented.

Global Telecom Solutions Segment sales were $1.4 billion, up 38 percent compared with the year-ago quarter. The segment reported operating earnings of $208 million, compared with $19 million in the year-ago quarter. The segment was awarded one of the world’s largest wireless soft-switch contracts by Pacific Bangladesh Telecom Limited and seven contracts for Push-To-Talk over Cellular technology. The segment also established a strategic relationship with France Telecom for collaboration to demonstrate seamless mobility solutions.

Commercial, Government and Industrial Solutions Segment sales were $1.1 billion, up 13 percent compared with the year-ago quarter. The segment reported operating earnings of $183 million, compared with operating earnings of $114 million in the year-ago quarter. The segment’s results reflect continued emphasis by government customers worldwide on border, airport and homeland security, and by enterprise customers on business-critical communications needs. On July 19, 2004, Motorola announced a $329 million multi-year contract with the Commonwealth of Virginia for a statewide multi-agency radio system. This system responds to the Commonwealth’s recognized need for a shared, statewide, public safety-grade radio system that includes law enforcement mobile data, and provides interoperability among state, county and local police communications systems.

Integrated Electronic Systems Segment sales were $656 million, up 27 percent compared with the year-ago quarter, and the segment reported operating earnings of $44 million, compared with $45 million in the year-ago quarter. The increase in sales was primarily attributable to the segment’s automotive electronics business. During the quarter, a definitive agreement was signed to acquire Force Computers, an embedded computing business owned by Solectron Corporation. The agreement is subject to various closing conditions, including receipt of regulatory approvals. Upon closing, Force Computers will be integrated with the segment’s embedded computing business.

Broadband Communications Segment sales were $567 million, up 32 percent compared with the year-ago quarter. Operating earnings increased to $20 million, compared with $5 million in the year-ago quarter. During the quarter, the segment began shipping a high-definition dual tuner set-top and completed its acquisition of Quantum Bridge Communications, a leading provider of fiber-to-the-premises solutions.

Guidance for Third Quarter 2004

The company’s guidance for third quarter 2004 is sales of between $8.4 and $8.8 billion, an increase of approximately 25 to 30 percent compared to the third quarter of 2003, and GAAP earnings per share in the range of $.15 to $.19 compared to $.05 per share in the third quarter of 2003. This third-quarter earnings guidance excludes a portion of the expected results of the company’s semiconductor operations due to the initial public offering of a minority interest of approximately 30%of Freescale Semiconductor, Inc. The guidance also reflects an expected increase in fully diluted shares outstanding in the third quarter as the company expects to return to profitability on a GAAP basis.

Conference Call and Web-cast

Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA), on Tuesday, July 20. Motorola plans a live web-cast of the conference call over the Internet, featuring both audio and slides. Investors can view the web-cast at www.motorola.com/investor.

Consolidated GAAP Results

A comparison of results from operations is as follows:

	Second Quarter		Six Months
(In millions, except per share amounts)	2004	2003	2004	2003
Net sales	$8,700	$6,163	$17,261	$12,206
Gross margin	3,169	2,008	6,037	3,984
Operating earnings	845	171	1,667	301
Net earnings (loss)	(203)	119	406	288
Diluted earnings (loss) per common share	(0.09)	0.05	0.17	0.12
Weighted average common shares outstanding	2,351.7	2,337.0	2,432.9	2,332.5

Definition of Net Cash/Debt

Net Cash/Debt = Cash and Cash Equivalents + Short-Term Investments—Notes Payable and Current Portion of Long-Term Debt—Long-Term Debt—Trust Originated Preferred Securities (“TOPrS”).

Business Risks

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about Motorola’s guidance for third-quarter 2004 sales and earnings, Motorola’s current intentions regarding its remaining ownership of Freescale Semiconductor, Inc., and the completion of pending acquisitions. Motorola cautions the reader that the factors below and those on pages 76 through 85 of Motorola’s 2003 Annual Report on Form 10-K and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (2) the company’s ability to increase profitability and market share in its wireless handset business, particularly in light of competition in the China handset market; (3) demand for the company’s products, including products related to new technologies; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) the impact of ongoing consolidations in the telecommunications and cable industries; (6) risks related to dependence on certain key manufacturing suppliers; (7) risks related to the company’s high volume of manufacturing and sales in Asia; (8) the company’s ability to purchase sufficient materials, parts and components to meet customer demand, including without limitation semiconductor products; (9) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (10) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (11) the levels at which design wins become actual orders and sales; (12) the impact of foreign currency fluctuations; (13) the company’s ability to use its valuable deferred tax assets; (14) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (15) unexpected effects on the company and Freescale Semiconductor, Inc. as a result of the recent initial public offering of Freescale, and (16) the company’s ability to successfully implement the complete separation of its semiconductor operations, which success is dependent upon a wide variety of factors, many of which are outside of the company’s control.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information: www.motorola.com.

# # #

Media Contact:

Jennifer Weyrauch

+1-847-435-5320

Jennifer.Weyrauch@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners. © Motorola, Inc. 2004

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

(In millions, except per share amounts)

	Quarter Ended July 3, 2004	Quarter Ended June 28, 2003
Net sales	$8,700	$6,163
Costs of sales	5,531	4,155

Gross margin	3,169	2,008
Selling, general and administrative expenses	1,321	937
Research and development expenditures	990	951
Reorganization of businesses	(21)	(42)
Freescale separation costs	41	—
Other charges (income)	(7)	(9)

Operating earnings	845	171
Other income (expense):
Interest expense, net	(60)	(59)
Gains on sales of investments and businesses	15	28
Other	—	(28)

Total other expense	(45)	(59)

Earnings before income taxes	800	112
Income tax expense (benefit)	1,003	(7)

Net earnings (loss)	$(203)	$119

Net earnings (loss) per common share
Basic	$(0.09)	$0.05
Diluted	$(0.09)	$0.05
Weighted average common shares outstanding
Basic	2,351.7	2,319.6
Diluted	2,351.7	2,337.0
Dividends paid per share	$0.04	$0.04

	Six Months Ended July 3, 2004	Six Months Ended June 28, 2003
Net sales	$17,261	$12,206
Costs of sales	11,224	8,222

Gross margin	6,037	3,984
Selling, general and administrative expenses	2,465	1,834
Research and development expenditures	1,957	1,898
Reorganization of businesses	(41)	21
Freescale separation costs	50	—
Other charges (income)	(61)	(70)

Operating earnings	1,667	301
Other income (expense):
Interest expense, net	(127)	(152)
Gains on sales of investments and businesses	196	307
Other	(20)	(87)

Total other income	49	68

Earnings before income taxes	1,716	369
Income tax expense	1,310	81

Net earnings	$406	$288

Net earnings per common share
Basic	$0.17	$0.12
Diluted	$0.17	$0.12
Weighted average common shares outstanding
Basic	2,345.1	2,316.1
Diluted	2,432.9	2,332.5
Dividends paid per share	$0.08	$0.08

Motorola, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	July 3, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$8,667	$7,877
Short-term investments	138	139
Accounts receivable, net	5,143	4,436
Inventories, net	2,816	2,792
Deferred income taxes	1,140	1,678
Other current assets	1,323	985

Total current assets	19,227	17,907

Property, plant and equipment, net	4,613	5,164
Investments	3,205	3,335
Deferred income taxes	2,995	3,349
Other assets	2,131	2,343

Total assets	$32,171	$32,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable and current portion of long-term debt	$352	$896
Accounts payable	3,182	2,789
Accrued liabilities	6,104	5,748

Total current liabilities	9,638	9,433

Long-term debt	6,697	6,675
Other liabilities	2,712	2,815
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company- guaranteed debentures	—	486
Stockholders’ equity	13,124	12,689

Total liabilities and stockholders’ equity	$32,171	$32,098

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s net sales by reportable segment for the quarters and six months ended July 3, 2004 and June 28, 2003.

	Segment Net Sales
	Quarter Ended July 3, 2004	Quarter Ended June 28, 2003	% Change from 2003
Personal Communications Segment	$3,883	$2,331	67%
Semiconductor Products Segment	1,461	1,115	31%
Global Telecom Solutions Segment	1,443	1,046	38%
Commercial, Govt, and Industrial Solutions Segment	1,124	996	13%
Integrated Electronic Systems Segment	656	516	27%
Broadband Communications Segment	567	430	32%
Other Products Segment	91	78	17%
Adjustments & Eliminations	(525)	(349)	50%

Segment Totals	$8,700	$6,163	41%

	Segment Net Sales
	Six Months Ended July 3, 2004	Six Months Ended June 28, 2003	% Change from 2003
Personal Communications Segment	$7,964	$4,778	67%
Semiconductor Products Segment	2,857	2,266	26%
Global Telecom Solutions Segment	2,760	1,998	38%
Commercial, Govt, and Industrial Solutions Segment	2,144	1,859	15%
Integrated Electronic Systems Segment	1,310	1,037	26%
Broadband Communications Segment	1,055	851	24%
Other Products Segment	173	157	10%
Adjustments & Eliminations	(1,002)	(740)	35%

Segment Totals	$17,261	$12,206	41%

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s operating earnings (loss) by reportable segment for the quarters and six months ended July 3, 2004 and June 28, 2003.

	Segment Operating Earnings (Loss)
	GAAP Results
	Quarter Ended July 3, 2004	Quarter Ended June 28, 2003
Personal Communications Segment	$394	$91
Semiconductor Products Segment	55	(125)
Global Telecom Solutions Segment	208	19
Commercial, Govt, and Industrial Solutions Segment	183	114
Integrated Electronic Systems Segment	44	45
Broadband Communications Segment	20	5
Other Products Segment	(9)	(16)
Adjustments & Eliminations	—	3

Segment Totals	895	136
General Corporate	(50)	35

Operating Earnings	$845	$171

	Segment Operating Earnings (Loss)
	GAAP Results
	Six Months Ended July 3, 2004	Six Months Ended June 28, 2003
Personal Communications Segment	$792	$205
Semiconductor Products Segment	162	(246)
Global Telecom Solutions Segment	327	48
Commercial, Govt, and Industrial Solutions Segment	361	176
Integrated Electronic Systems Segment	87	70
Broadband Communications Segment	44	18
Other Products Segment	(34)	(16)
Adjustments & Eliminations	—	(8)

Segment Totals	1,739	247
General Corporate	(72)	54

Operating Earnings	$1,667	$301